UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2012

Alphatec Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 431-9286

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Board of Directors and the Nominating, Governance and Compensation Committee of Alphatec Holdings, Inc. (the “Company”) authorized a one-time offer (the “Exchange Offer”) to certain of its employees, including its executive officers and all employees of its U.S. subsidiaries, to exchange their outstanding stock option grants that have an exercise price per share that is equal to or greater than $2.85, which commenced on November 19, 2012 and will expire at 4:00 p.m., Pacific Time, on December 19, 2012 (or such later date as may apply if the Company extends the Exchange Offer). Non-employee directors are not eligible to participate in the Exchange Offer.

For each eligible option grant that is tendered in the Exchange Offer, the employee will receive a new option grant to be issued under the Company’s Amended and Restated 2005 Employee, Director and Consultant Stock Plan with an exercise price per share equal to the higher of: (i) 115% of the closing price of the Company’s common stock as reported on Nasdaq on the date of grant of the new option; and (ii) $2.00. Each new option grant will be completely unvested at the time of grant and will become vested on the basis of an eligible optionholder’s continued employment with the Company. New options granted to employees will vest over three years, with one-third of each option vesting on the first anniversary of the grant date and the remaining portion of each option vesting in equal quarterly installments over the eight quarters following the first anniversary of the grant date. The number of shares represented by each new option grant will be the same number of shares as the eligible option. All new option grants will expire seven years from the grant date.

The foregoing description of the Exchange Offer is qualified in its entirety by reference to the description thereof set forth in Exhibit 99.(a)(1)(A) to the Schedule TO filed by the Company with the Securities and Exchange Commission on November 19, 2012 (File No. 005-82584).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENERNOC, INC.

Date: November 26, 2012	By:	/s/ Ebun S. Garner
	Name:	Ebun S. Garner, Esq.
	Title:	General Counsel and Senior Vice President